Filed Pursuant to Rule 433

Registration No. 333-134179

Pricing Term Sheet

May 23, 2006

Pricing Term Sheet

PepsiAmericas, Inc.

$250 Million 5-Year Notes

Issuer:	PepsiAmericas, Inc.

Ratings:

Size:

Trade Date:

Settlement Date:

Maturity:

Optional Redemption:

Benchmark:

Benchmark Treasury Yield:

Re-offer Spread:

Public Offering Yield:

Coupon:

Interest Payment Dates:

Public Offering Price:

Net Proceeds to Issuer:

Baa1/A/A (Stable/Stable/Stable)

$250 million

May 23, 2006

May 26, 2006

May 31, 2011

MWC T+15

UST 4.875% 4/11

4.97%

T+75 basis points

5.72%

5.625%

May 31 and November 30, commencing November 30, 2006

99.590%

$247,475,000

Joint Bookrunning Managers:	Banc of America Securities LLC (30%), JPMorgan (30%)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, any related prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free
1-800-294-1322 or emailing Banc of America Securities LLC at dg.prospectus_distribution@bofasecurities.com.